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                                                      EXHIBIT 99.1 TO FORM 8-K

[H&R BLOCK LOGO]

NEWS RELEASE
FOR FUTHER INFORMATION

MEDIA RELATIONS: Linda McDougall, H&R Block, 816-932-7542
                 Connie Smith-Benning, McGladrey & Pullen, 319-324-0447

INVESTOR RELATIONS:  Brian Schell, H&R Block, 816-932-7561


H&R BLOCK AND McGLADREY & PULLEN SIGN AGREEMENT

Transaction will be U.S. Industry's Largest Accounting Firm Acquisition

FOR RELEASE TUESDAY, JUNE 29, 1999

         KANSAS CITY, Mo. - H&R Block Inc. and McGladrey & Pullen, LLP today announced they have signed an agreement under which H&R Block will acquire substantially all of the non-attest assets of McGladrey & Pullen, the nation's seventh largest accounting and consulting firm. The transaction will be the largest accounting firm acquisition and the first combination of its kind between a major financial services company and a top-10 accounting firm.

          Under the terms of the agreement, Block will purchase most of McGladrey & Pullen's non-attest assets for $240 million in cash payments over four years plus the assumption of certain pension liabilities with a present value of approximately $50 million. Block will also make contingency payments tied to future performance. The acquisition, which is subject to regulatory approvals and other normal closing conditions, is expected to be completed in August.

         McGladrey & Pullen is the eighth accounting firm acquired by Block since it began developing a national network of accounting, tax and consulting practices in May 1998. Because of McGladrey's size and industry leadership serving mid-sized companies, the firm will provide a strong platform to build a leading national practice focused on the needs of the middle market, one of the fastest growing markets in the country.

         "Combining McGladrey's and Block's accounting practices significantly accelerates our shared strategy of building an industry-leading firm," said Frank L. Salizzoni, president and chief executive officer of H&R Block. "McGladrey will be a strong, well-capitalized competitor, and with this solid foundation in place, we will continue to expand our national practice."


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         "We're excited about this business combination because H&R Block shares our vision of creating the leading national accounting, tax and consulting firm serving mid-sized companies," said Mark Scally, chairman of the board and managing partner of McGladrey & Pullen.

         "Our clients will continue to be served by the same team of skilled professionals in our local offices," Scally explained. "Our agreement with Block, however, provides us with the resources to strengthen and deepen our existing industry and functional specialization, invest in new services, and offer advice tailored to our business clients' needs."

         Following the acquisition, Block intends to integrate its previously acquired accounting firms within HRB Business Services and McGladrey & Pullen into one firm known as RSM McGladrey Inc. This national accounting, tax and consulting practice will share a single client service philosophy and have approximately 470 managing directors and nearly 4,000 employees in more than 70 offices nationwide. In addition, as the intended name indicates, RSM McGladrey will continue to be a prominent member of RSM International, the world's tenth largest accounting and consulting organization with 400 offices in 75 countries. McGladrey & Pullen's attest business-including audits, reviews and other engagements in which the firm issues written opinions evaluating client financial statements - will remain in a partnership owned by McGladrey & Pullen partners.

         The acquisition of McGladrey & Pullen is a major step in Block's strategy to broaden its customer base and build financial advisory-based relationships with both accounting firm clients and existing H&R Block tax clients, although Block's individual tax return business will remain separate from RSM McGladrey. Since the summer of 1997, Block has been expanding its business to include mortgage origination, financial planning and investment services, and accounting and consulting services while at the same time enhancing and growing its core tax preparation business.

         "The transaction continues Block's long-term strategy to attract new customers and offer a diverse range of financial services through accounting-based service professionals," Mr. Salizzoni said. "We have already begun to develop financial products and services for our 16 million U.S. tax clients. Likewise, RSM McGladrey will develop appropriate additional products and services that meet the unique needs of their business clients."

         In 1998, McGladrey & Pullen, based in Minneapolis, Minn., generated approximately $300 million in services for mid-sized companies and tax exempt organizations. On a pro forma basis, the eight acquired accounting firms, including McGladrey & Pullen, generated revenues of approximately $400 million in 1998.

         Founded in 1955, H&R Block Inc. (NYSE:HRB) is a diversified company with subsidiaries offering tax preparation, mortgage services, business services, and financial products and services. H&R Block Tax Services Inc. served 18.9 million tax customers in 1999 primarily in the United States, Canada, Australia and the United Kingdom. Option One Mortgage Corporation and H&R Block Mortgage Company offer a full range of home mortgage products. Block Financial Corporation develops and publishes consumer financial and personal productivity software, such as Kiplinger TaxCut(R). Quarterly results and other


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information regarding H&R Block are available on the company's Web site at
www.hrblock.com.



         McGladrey & Pullen, LLP is the nation's seventh largest certified public accounting and consulting firm and among the 40 largest consulting firms serving American businesses. McGladrey & Pullen serves clients from 63 offices nationwide and is linked with 82 independently owned CPA firms in the United States and Puerto Rico through the McGladrey Network. Internationally, McGladrey & Pullen operates from more than 400 offices in more than 75 countries. More information is available on the company's web site at www.mcgladrey.com.

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